Gem Property Option Agreement – September 30, 2005	Page 1 of 6

GEM PROPERTY OPTION AGREEMENT

THIS AGREEMENT dated effective the 30th day of September, 2005.

BETWEEN:	MARUM RESOURCES INC., a body incorporated pursuant to the laws of Alberta and having an office at Suite 400, 606 4th Street SW, Calgary, Alberta, T2P 1T1. Fax: 403-243-9517 Email: rickboulay@shaw.ca

(“Marum”)

OF THE FIRST PART

AND: GRANDVIEW GOLD INC., a body incorporated pursuant to the laws of Ontario and having an office at 360 Bay Street, Suite 500, Toronto, Ontario, M5H 2V6 Fax: 647-477-2389
Email: rpecoskie@grandviewgold.com

(“Grandview”)

OF THE SECOND PART

W H E R E A S:

A.

Marum is the recorded owner of a 100% interest in 7 claims (the “Gem Property”) recorded by the Director of Mines of the Province of Manitoba (the “Government”), totaling approximately 1,594 hectares situated in Southeast Manitoba, more particularly described in Annexure “A” attached hereto.

B.	Marum has agreed to grant Grandview the option to acquire a 50% undivided interest in the Gem Property. (The Gem Property is also referred to herein as the “Property”).

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained and subject to the terms and conditions hereafter set out, the parties hereto (the “Parties”) agree as follows:

1. GRANT OF OPTION

1.1.	Marum, in consideration of the sum of $10, the receipt and sufficiency of which is hereby acknowledged, hereby grants to Grandview the exclusive right and option (the “Option”) to acquire a 50% undivided recorded and beneficial interest in and to the Property by:

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(a)

performing $250,000 (two hundred and fifty thousand dollars) in exploration work on the Property, at a cumulative rate of $125,000 by September 30, 2006 and $250,000 by September 30, 2007, such work to include a high- resolution aeromagnetic survey with a maximum 50- metre line spacing to be completed by March 31, 2006, and

	(c)	by filing with the Government the assessment work required to keep the Property in good standing so long as this agreement shall remain in force.

1.2.

Upon completion of a total of $250,000 in exploration work on the Property and by filing all of the required Assessment Work in the time periods provided in Paragraph 1.1 above, Grandview shall be deemed to have acquired a 50% undivided recorded and beneficial interest in and to the Property.

1.3.

If Grandview fails to incur and file all Assessment Work in the time periods provided in Paragraph 1.1. above, and/or does not perform the aeromagnetic survey as specified in Paragraph 1.1 above, and/or if this Option Agreement is terminated in accordance with Paragraph 8 herein, Grandview shall not be deemed to have acquired any interest in the Property and shall not have returned to it, or be compensated for, any fees already paid or Assessment Work already incurred at the termination of this Option Agreement.

2. ROYALTIES

There shall be no provision for the payment of any royalties.

3. TRANSFER OF THE GEM PROPERTY INTEREST TO GRANDVIEW

3.1	Marum shall transfer to Grandview title to a 50% interest in the Property according to the laws of Manitoba, within 30 days of receiving notice that Grandview exercises its Option and that it had fulfilled the obligations set out in section 1.1 herein.

4. WARRANTIES

The Parties warrant:

(a)	that they are valid and subsisting corporations, duly incorporated and in good standing under the laws of Alberta, Canada (Marum) and Ontario, Canada (Grandview);

(b)

that the entering into of this Option Agreement does not and will not conflict with, and does not and will not result in a breach of the terms of their respective incorporating documents or of any respective shareholder’s or director’s resolution or indenture;

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	(c)	that this Option Agreement has been authorized by all necessary corporate action on their respective parts.

5. CONDUCTING OF EXPLORATION PROGRAM

5.1.	During the currency of this Option Agreement, Grandview shall:

	(a)	Keep the Property in good standing;

	(b)	Keep the Property clear of liens and other charges arising from its operations, and keep Marum indemnified in respect thereof (such indemnity to survive the termination of this Option Agreement);

	(c)	Carry on all operations on the Property in good and workman- like manner and in compliance with all applicable governmental regulations and restrictions; and

	(d)	Indemnify and save harmless Marum in respect of Grandview’s activities relating to the Property (such indemnity to survive the termination of this Option Agreement).

5.2

During the Option period and thereafter Grandview shall be solely responsible for the costs of fulfilling the obligations imposed by Paragraph 1.1., 5.1. and 8.1. herein, for the funding of all exploration (including Assessment Work), development and mining programs on the Property and for all other costs related to the Property.

5.3	Grandview shall be the operator of the property until such time as it has earned its 50% interest. Thereafter, the parties shall enter into a industry standard joint venture agreement.

6. SALE, TRANSFER OR ASSIGNMENT OF INTEREST

Grandview shall not sell, transfer or assign its interest, or part of its interest, under this Option Agreement to any outside party unless it delivers to Marum a written agreement under which the outside party agrees to be bound by the terms of this Option Agreement.

7. INFORMATION

During the Option period Grandview shall:

7.1.	Review its exploration results and budgets with Marum at semi-annual information meetings or by document or electronic communication.

7.2.

Allow Marum, and/or its representative(s), duly authorized in writing for that purpose, at the sole risk and expense of Marum, access to the Property at all reasonable times and to all records prepared by Grandview in connection with work done on or with respect to the Property, provided

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Marum shall not, without the prior written consent of Grandview, disclose any information obtained by it or communicated to it, to any third party.

8. TERMINATION

8.1.

Grandview may terminate this Option provided that it has given Marum 30 days written notice of such termination, provided that Grandview shall remain responsible for all its unpaid expenses and unresolved issues relating to the Property and provided that Grandview has filed with Government assessment reports for all work conducted on the Property during the period of the Option.

8.2

This Option Agreement may be terminated by Marum if Grandview is in material default of its obligations under this Option Agreement, provided that at least thirty (30) days’ written notice of default is given by Marum and suc h default is not remedied within those 60 days of Marum giving notice to Grandview.

8.4	Upon termination of the Option Grandview shall provide Marum with copies of all of Grandview’s reports, data and other materials relating to the Property.

9. NOTICE

9.1.

Any notice required or permitted hereunder shall be in writing and sent by delivery, facsimile transmission, or prepaid registered mail and deposited in a post office of Canada addressed to the Party entitled to receive the same, or delivered to such Party at the address specified above, or to such other address as either Party may give to the other for that purpose.

9.2.

The date of receipt of any notice, demand or other communication hereunder will be the date of delivery if delivered, the date of transmission if sent by facsimile, or, if given by registered mail as aforesaid, will be the seventh day after the same will have been so mailed, except in the case of interruption of postal services for any reason whatsoever, in which case the date of receipt will be the date on which the notice, demand or other communication is actually received by the addressee.

10. GENERAL

10.1.	Titles and numbers of Paragraphs in this Option Agreement are used for convenience only and shall not be construed as being part of the text thereof

10.2.	No Area of Interest outside the Property is established by this Option Agreement.

10.3	The Parties will each do such further and other things and execute such further documents as may be required to give effect to the full intent of this Option Agreement.

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10.4.

This Option Agreement will supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the Parties in respect of the subject matter of this Option Agreement.

10.5	This Option Agreement will enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

10.6.	Time will be of the essence in the performance of this Option Agreement.

10.7.

This Option Agreement shall be governed by the laws of the Province of Manitoba, Canada and the Parties irrevocably attorn to the exclusive jurisdiction of the Courts of the Province of Manitoba, Canada.

WITNESS THE RESPECTIVE CORPORATE SEALS OF THE PARTIES HERETO DULY ATTESTED BY THEIR RESPECTIVE AUTHORIZED OFFICERS IN THAT BEHALF as of and from the date first above written.

GRANDVIEW GOLD INC.	MARUM RESOURCES INC.

Per: ____________________________________	Per: ____________________________________
Raymond Pecoskie, President	Richard A. Boulay, President

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ANNEXURE “A”

REFERRED TO IN THE GEM PROPERTY OPTION AGREEMENT DATED EFFECTIVE THE 29T H DAY OF SEPTEMBER 2005, BETWEEN MARUM RESOURCES INC. AND GRANDVIEW GOLD INC.

Schedule of Claims